                                                             Exhibit 21.1

                     Subsidiaries of Barnes & Noble, Inc.

1. Barnes & Noble Booksellers, Inc., a Delaware corporation, a wholly owned subsidiary of Barnes & Noble, Inc. (the "Company").
2. B. Dalton Bookseller, Inc., a Minnesota corporation ("B. Dalton"), a wholly owned subsidiary of the Company.
3. Doubleday Book Shops, Inc., a Delaware corporation ("DBSI"), a wholly owned subsidiary of B. Dalton.
4. Marboro Books Corp., a New York corporation, a wholly owned subsidiary of the Company.
5. CCI Holdings, Inc., a Texas corporation, a wholly owned subsidiary of the Company.
6. BarnesandNoble.com Inc., a Delaware corporation, a wholly owned subsidiary of the Company.